Exhibit 10.1

HubSpot, Inc.
Executive Severance Plan

1. Purpose. HubSpot, Inc., a Delaware corporation (the “Company”), considers it essential to foster the continuous employment of key management personnel. The Company acknowledges the possibility of an involuntary termination of employment exists and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company. Therefore, the Board (as defined in Section 2 hereof) has determined that the HubSpot, Inc. Executive Severance Plan (the “Plan”) should be adopted to reinforce and encourage the continued attention and dedication of the Company’s Covered Executives (as defined in Section 2 hereof) to their assigned duties without distraction. Nothing in this Plan shall be construed as creating an express or implied contract of employment and nothing shall alter the “at will” nature of the Covered Executives’ employment with the Company.

2. Definitions. The following terms shall be defined as set forth below:

(a)
“Accelerated Vesting Date” means the later of the (i) Covered Executive’s Date of Termination or (ii) effective date of the Covered Executive’s Separation Agreement and Release (as defined below) or Release (as defined below), as applicable.
(b)
“Accounting Firm” means a nationally recognized accounting firm selected by the Company.
(c)
“Accrued Benefits” means any earned but unpaid salary, unpaid expense reimbursements in accordance with Company policy, if any, accrued but unused vacation or leave entitlement, if any, and any vested benefits a Covered Executive may have under any employee benefit plan of the Company in accordance with the terms and conditions of such employee benefit plan.
(d)
“Administrator” means the Board or the Compensation Committee of the Board.
(e)
“Affiliate” means any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act of 1933, as amended.
(f)
“Base Salary” means the higher of (i) the annual base salary in effect immediately prior to the Date of Termination or (ii) the annual base salary in effect immediately prior to the Change in Control.
(g)
“Cause” means a Covered Executive’s (i) material dishonest statements or misconduct with respect to the Company or any Affiliate, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business; (ii) commission of (A) a felony (or crime of similar magnitude under non-U.S. laws, as determined by the Administrator) or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) continued failure to perform the Covered Executive’s assigned duties and responsibilities (other than by reason of the Covered Executive’s physical or mental illness, incapacity or disability); (iv) gross negligence, willful misconduct or insubordination with respect to the Company or any Affiliate (including, but not limited to, any material violation of the Company’s or any Affiliate’s code of conduct, anti-harassment and anti-discrimination policies, insider trading policy, willful accounting improprieties or failure to cooperate with investigations); or (v) material violation of any provision of any agreement(s) between the Covered Executive and the Company or any Affiliate relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions. For (iii) to be triggered, the failure must continue for more than 30 days following written notice by the Company or an Affiliate, which notice shall specify in reasonable detail the problems and the actions required to cure such problems.
(h)
“Change in Control” means a Sale Event, as defined in the Company’s 2024 Stock Option and Incentive Plan, as amended from time to time.
(i)
“Change in Control Period” means the period beginning three months prior to a Change in Control and ending on the one-year anniversary of the Change in Control.
(j)
“Code” means the Internal Revenue Code of 1986, as amended.
(k)
“Continuing Obligations” means the Covered Executive’s obligations to the Company pursuant to any agreement relating to confidentiality, non-solicitation of customers and employees, assignment of inventions, non-competition and other restrictive covenants.
(l)
“Covered Executives” means the Tier 1 Executive and those other employees designated by the Administrator in its sole discretion as the Tier 2 Executives, in each case, who meet the eligibility requirements set forth in Section 4 of the Plan.
(m)
“Date of Termination” means the date that a Covered Executive’s employment with the Company (or any successor) and its Affiliates ends, which date shall be specified in the Notice of Termination. Notwithstanding the foregoing, a Covered Executive’s employment will not be deemed to have been terminated solely as a result of the Covered Executive becoming an employee of any direct or indirect successor to the business or assets of the Company or any Affiliate.
(n)
“Equity Awards” means all outstanding stock options and other stock-based awards with respect to the Company’s common stock.
(o)
“Good Reason” means the Covered Executive has completed all steps of the Good Reason Process (defined below) following the occurrence of any of the following events without the executive’s consent (each, a “Good Reason Condition”): (i) a material diminution in the Covered Executive’s base salary except for across-the-board salary reductions similarly affecting all or substantially all similarly situated employees of the Company or an Affiliate; (ii) a change by the Company of more than 50 miles in the geographic location at which a Covered Executive provides services to the Company or an Affiliate; (iii) a material diminution in the Covered Executive’s responsibilities, authority or duties; or (iv) a material breach by the Company of any agreement between the Covered Executive and the Company.

(p)
“Good Reason Process” means that (i) the Covered Executive reasonably determines in good faith that a Good Reason Condition has occurred; (ii) the Covered Executive notifies the Company in writing within 60 days of the first occurrence of the Good Reason Condition; (iii) the Covered Executive cooperates in good faith with the Company’s efforts, for a period of up to 60 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason Condition continues to exist following the Cure Period; and (v) the Covered Executive terminates employment within 30 days after the end of the Cure Period. If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.
(q)
“Notice of Termination” means a written notice that indicates the specific termination provision in this Plan relied upon for the termination of a Covered Executive’s employment and the Date of Termination.
(r)
“Participation Agreement” means an agreement between a Covered Executive and the Company that acknowledges the Covered Executive’s participation in the Plan.
(s)
“Separation Obligations” means: (i) execution of a separation agreement and release in a form and manner satisfactory to and provided by the Company that contains, among other provisions, a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property and non-disparagement provisions, a reaffirmation of the Covered Executive’s Continuing Obligations and, in the Company’s sole discretion, a one-year post-employment noncompetition agreement (where applicable law allows), and provides that if the Covered Executive breaches any of the Continuing Obligations, all severance payments and benefits shall immediately cease (the “Separation Agreement and Release”) and (ii) the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination (or such shorter period set forth in the Separation Agreement and Release).
(t)
“Target Bonus” means the higher of the Covered Executive’s target annual cash incentive compensation or target sales incentive plan commission, as applicable, in effect immediately prior to (i) the Covered Executive’s Date of Termination or (ii) the Change in Control.
(u)
“Tier 1 Executive” means the Company’s Chief Executive Officer.
(v)
“Tier 2 Executives” means the individuals holding the titles designated as such by the Administrator and whose titles are listed in Exhibit A, attached hereto, as such exhibit may be amended by the Administrator from time to time.
3.
Administration of the Plan.
(a)
Powers of Administrator. The Plan shall be administered by the Administrator and the Administrator shall have all powers necessary to enable it to properly carry out its duties with respect to the administration of the Plan, including in its discretion to:

(i)
construe the Plan to determine all questions that arise regarding the interpretation of the Plan’s provisions;
(ii)
determine which individuals are and are not Covered Executives, designate an individual as a Tier 2 Executive and determine the benefits to which any Covered Executive may be entitled, the eligibility requirements for participation in the Plan and all other matters pertaining to the Plan;
(iii)
adopt amendments to the Plan as necessary or desirable to comply with all applicable laws and regulations, including but not limited to Section 409A of the Code and the guidance thereunder;
(iv)
make all determinations it deems advisable for the administration of the Plan, including the authority and ability to delegate administrative functions to a third party;
(v)
decide all disputes arising in connection with the Plan; and
(vi)
otherwise supervise the administration of the Plan.
(b)
All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Covered Executives.

4. Eligibility. All Covered Executives who have executed and submitted to the Company a Participation Agreement, and satisfied such other requirements as may be determined by the Administrator, are eligible to participate in the Plan. The Administrator may determine at any time that a Covered Executive should no longer be designated as such as a result of a material change in such Covered Executive’s role, and such individual shall cease to be eligible to participate in the Plan upon the Administrator taking action by resolution to update the Exhibit A hereto.

5. Termination Benefits Generally. In the event a Covered Executive’s employment with the Company and its Affiliates terminates for any reason, the Company shall pay or provide to the Covered Executive any Accrued Benefits within the time required by law, but in no event more than 60 days after the Date of Termination.

6.
Termination not in Connection with a Change in Control. If the employment of Covered Executive is terminated by the Company or an Affiliate without Cause and for a reason other than due to the Covered Executive’s death or disability or, solely in the case of the Tier 1 Executive, the Tier 1 Executive resigns from employment with the Company and its Affiliates for Good Reason, and such termination or resignation (if applicable) occurs outside of the Change in Control Period, then, in addition to the Accrued Benefits, and subject to the Covered Executive’s fulfillment of the Separation Obligations:
(a)
the Company shall pay to the Covered Executive an amount equal to the sum of (i) the Covered Executive’s Base Salary and (ii) a pro-rated portion of the Covered Executive’s Target Bonus (with such pro-ration determined based on the actual number of days the Covered Executive was employed by the Company or any Affiliate in the calendar year in which the Date of Termination occurs);
(b)
subject to the Covered Executive’s proper election to receive COBRA benefits, the Company shall pay to the group health plan provider or the COBRA provider a monthly payment equal to 100% of your health and dental insurance monthly COBRA premium until the earliest of (i) the 12-month anniversary of the Date of Termination; (ii) the date that the Covered Executive becomes eligible for group medical plan benefits under another employer’s group medical plan; or (iii) the cessation of the Covered Executive’s health continuation rights under COBRA (such date, the “COBRA End Date”); provided, however, that if the Company determines that such payments may violate applicable law, the Company shall instead make such payments directly to the Covered Executive in the form of payments through payroll; and
(c)
solely in the case of the Tier 1 Executive and notwithstanding anything to the contrary in any applicable Equity Award agreement or Company equity incentive plan, all Equity Awards held by the Tier 1 Executive that would have otherwise vested during the 12-month period following the Date of Termination (with any performance-based Equity Awards being deemed earned at the target level of performance) shall immediately accelerate and become fully vested and exercisable or nonforfeitable as of the Accelerated Vesting Date; provided that in order to effectuate the accelerated vesting contemplated by this Section 6(c), the unvested portion of the Tier 1 Executive’s Equity Awards that would otherwise terminate or be forfeited on the Date of Termination will be delayed until the earlier of (i) the effective date of the Separation Agreement and Release (at which time acceleration will occur) or (ii) the date that the Separation Agreement and Release can no longer become fully effective (at which time the unvested portion of the Tier 1 Executive’s Equity Awards will terminate and be forfeited). Notwithstanding the foregoing, no additional vesting of the Tier 1 Executive’s Equity Awards will occur during the period between the Date of Termination and the Accelerated Vesting Date.
(i)
The amounts payable under Section 6(a) will be paid out in substantially equal installments in accordance with the Company’s payroll practice over 12 months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination.
7.
Termination in Connection with a Change in Control. If the employment of a Covered Executive is terminated by the Company or an Affiliate without Cause and for a reason other than due to the Covered Executive’s death or disability or a Covered Executive resigns from employment with the Company and its Affiliates for Good Reason, and such termination or resignation occurs during the Change in Control Period, then, in addition to the Accrued Benefits, and subject to the Covered Executive’s fulfillment of the Separation Obligations:

(a)
the Company shall pay to the Covered Executive an amount equal to the sum of (i) the Covered Executive’s Base Salary (or, in the case of the Tier 1 Executive, 1.5 times the Tier 1 Executive’s Base Salary) and (ii) the Covered Executive’s Target Bonus;
(b)
subject to the Covered Executive’s proper election to receive COBRA benefits, the Company shall pay to the group health plan provider or the COBRA provider a monthly payment equal to 100% of your health and dental insurance monthly COBRA premium until the COBRA End Date (or, in the case of the Tier 1 Executive, until the earliest of (i) the 18-month anniversary of the Date of Termination; (ii) the date that the Tier 1 Executive becomes eligible for group medical plan benefits under another employer’s group medical plan; or (iii) the cessation of the Tier 1 Executive’s health continuation rights under COBRA); provided, however, that if the Company determines that such payments may violate applicable law, the Company shall instead make such payments directly to the Covered Executive in the form of payroll; and
(c)
notwithstanding anything to the contrary in any applicable Equity Award agreement or in any applicable Company equity incentive plan, all Equity Awards shall immediately accelerate and become fully vested and exercisable or nonforfeitable as of the Accelerated Vesting Date (with any performance-based Equity Awards being deemed earned at the actual level of performance or, if the actual level of performance is not determinable on the Accelerated Vesting Date, at the target level of performance), provided that in order to effectuate the accelerated vesting contemplated by this subsection, the unvested portion of the Covered Executive’s Equity Awards that would otherwise terminate or be forfeited on the Date of Termination will be delayed until the earlier of (i) the effective date of the Release or the date of the Change in Control, as applicable (at which time acceleration will occur), or (ii) the date that the Release can no longer become fully effective (at which time the unvested portion of the Covered Executive’s Equity Awards will terminate or be forfeited). Notwithstanding the foregoing, no additional vesting of the Equity Awards will occur during the period between the Date of Termination and the Accelerated Vesting Date. For the avoidance of doubt, upon the termination of a Covered Executive’s employment without Cause or for Good Reason prior to the consummation of a Change in Control (1) all unvested Equity Awards held by the Covered Executive as of the Date of Termination will remain outstanding for a period of three months thereafter (unless such Equity Awards are forfeited prior to such date pursuant to clause (ii) of the preceding sentence) and remain eligible to become vested upon the consummation of such Change in Control and, to the extent such Equity Awards do not become vested in accordance with the terms set forth in this Section 7(c) on or prior to the date that is three months following the Date of Termination, all then-unvested Equity Awards held by such Covered Executive will automatically and without further action be canceled and forfeited.

8. Additional Limitation.

(a)
Anything in this Plan to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Covered Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Covered Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction will only occur if it would result in the Covered Executive receiving a higher After Tax Amount (as defined below) than the Covered Executive would receive if the Aggregate Payments were not subject to such reduction. In the event of a reduction, the Aggregate Payments will be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (i) cash payments not subject to Section 409A of the Code; (ii) cash payments subject to Section 409A of the Code; (iii) equity-based payments and acceleration; and (iv) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).
(b)
For purposes of this Section 8, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state and local income, excise, employment and social security taxes imposed on the Covered Executive as a result of the Covered Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Covered Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes and social security taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes (if any) that could be obtained from deduction of such state and local taxes.
(c)
The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 8(a) shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to the Company and the Covered Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Covered Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Covered Executive.

9. Tax Withholding. All payments made by the Company under this Plan shall be subject to any tax or other amounts required to be withheld by the Company under applicable law.

10.
Section 409A.
(a)
Notwithstanding anything in this Plan to the contrary, if at the time of the Covered Executive’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Covered Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Covered Executive becomes entitled to under this Plan would be considered deferred compensation subject to the 20% additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after the Covered Executive’s separation from service or (ii) the Covered Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
(b)
This Plan will be administered in accordance with Section 409A of the Code and that all amounts payable hereunder shall be exempt from the requirements of such Section to the greatest extent possible. To the extent that any provision of this Plan is not exempt from Section 409A of the Code and ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner to comply with Section 409A of the Code. Each payment pursuant to this Plan is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). This Plan may be amended as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to the Company or any Covered Executive.
(c)
To the extent that any payment or benefit described in this Plan constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Covered Executive’s termination of employment, then such payments or benefits will be payable only upon the Covered Executive’s “separation from service.” The determination of whether and when a separation from service has occurred will be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
(d)
All in-kind benefits provided and expenses eligible for reimbursement under this Plan will be provided by the Company or incurred by the Covered Executive during the time periods set forth in this Plan. All reimbursements shall be paid as soon as administratively practicable, but in no event will any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year will not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(e)
The Company makes no representation or warranty and will have no liability to any Covered Executive or any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy the conditions of such Section.

11. Notice and Date of Termination.

(a)
Notice of Termination. A termination of the Covered Executive’s employment will be communicated by Notice of Termination from the Company to the Covered Executive or vice versa in accordance with this Section 11.
(b)
Notice to the Company. Any notices, requests, demands or other communications provided for by this Plan shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to a Covered Executive at the last address the Covered Executive has filed in writing with the Company, or to the Company at the following physical or email address:

HubSpot, Inc.

Attention: Chief Legal Officer

Two Canal Park

Cambridge, Massachusetts 02141

Email: legal@hubspot.com

[subject line: Attn Chief Legal Officer: Executive Severance Plan]

12. Unfunded Plan. This Plan is unfunded and shall not create (or be construed to create) a trust or separate fund and this Plan does not establish any fiduciary relationship between the Company or any of its Affiliates and any Covered Executive.

13. No Mitigation. The Covered Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Covered Executive by the Company under this Plan.

14. Benefits and Burdens. This Plan shall inure to the benefit of and be binding upon the Company and the Covered Executives, their respective successors, executors, administrators, heirs and permitted assigns. In the event of a Covered Executive’s death after a termination of employment but prior to the completion by the Company of all payments due to such Covered Executive under this Plan, the Company shall continue such payments to the Covered Executive’s beneficiary designated in writing to the Company prior to Covered Executive’s death (or to the Covered Executive’s estate, if the Covered Executive fails to make such designation).

15. Enforceability. If any portion or provision of this Plan is to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Plan, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Plan will be valid and enforceable to the fullest extent permitted by law.

16. Waiver. No waiver of any provision hereof will be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Plan, or the waiver by any party of any breach of this Plan, will not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17. Non-Duplication of Benefits and Effect on Other Plans. Notwithstanding any other provision in the Plan to the contrary, the benefits provided hereunder are in lieu of any other severance payments and/or benefits provided by the Company, including any such payments and/or benefits pursuant to an employment agreement or offer letter between the Company and any Covered Executive.

18. No Contract of Employment. Nothing in this Plan will be construed as giving any Covered Executive any right to be retained in the employ of the Company or its Affiliates or affect the terms and conditions of a Covered Executive’s employment with the Company or its Affiliates.

19. Amendment or Termination of Plan. The Company may amend or terminate this Plan at any time or from time to time, but no such action will adversely affect the rights of any Covered Executive without the Covered Executive’s written consent.

20. Governing Law. This Plan will be construed under and be governed in all respects by the laws of the State of Delaware, without giving effect to the conflict of laws principles.

21. Obligations of Successors. In addition to any obligations imposed by law upon any successor to the Company, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company shall expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

22.
Effectiveness and Term. The Plan is effective as of April 10, 2025 (the “Effective Date”) and shall expire three years from the Effective Date unless the term of the Plan is extended in the sole discretion of the Administrator.